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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Petco Animal Supplies, Inc.:

        We consent to the use of our report dated March 18, 2002, with respect to the consolidated balance sheets of Petco Animal Supplies, Inc. and subsidiaries as of February 3, 2001 and February 2, 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended February 2, 2002, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

San Diego, California
January 14, 2003

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INDEPENDENT AUDITORS' CONSENT